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                                                                    EXHIBIT 4.37

                            EQUIPMENT LEASE AGREEMENT

                                     Between

                HANGZHOU BIANFENG NETWORKING TECHNOLOGY CO., LTD.

                                       and

               SHENGQU INFORMATION TECHNOLOGY (SHANGHAI) CO., LTD.

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                           EQUIPMENT LEASING AGREEMENT

THIS EQUIPMENT LEASING AGREEMENT ("this Agreement") is entered into on this 28th day of December, 2004 by and between Hangzhou Bianfeng Networking Technology Co., Ltd. ("Bianfeng"), a company organized and existing under the laws of the People's Republic of China (the "PRC"), and Shengqu Information Technology (Shanghai) Co., Ltd. ("Shengqu"), a wholly foreign-owned enterprise organized and existing under the laws of the PRC. Each of Bianfeng and Shengqu shall hereinafter individually be referred to as a "Party" and collectively as the "Parties".

1 DEFINITIONS

Unless this Agreement otherwise defines or the context otherwise requires, the following terms shall have the meanings given to them below when used in this
Agreement:

1.1 "Term" shall mean the term of this Agreement as stated in Article 2.3 hereof.

1.2 "Equipment" shall mean the equipment leased by Shengqu to Bianfeng as requested by Bianfeng from time to time. The specific description of each piece of Equipment shall be set forth in a confirmation letter.

2 GENERAL TERMS

2.1 Shengqu hereby agrees to lease to Bianfeng, and Bianfeng hereby agrees to rent from Shengqu, the Equipment pursuant to the terms and conditions of this Agreement.

2.2 Unless otherwise agreed by Shengqu in writing, Bianfeng shall not rent any Equipment from any third party.

2.3 This Agreement shall be effective upon execution hereof by the authorized representatives of the Parties and shall remain effective for a period of one (1) year.

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2.4   The rent payable by Bianfeng to Shengqu under this Agreement shall be 4.2%
      of the original value of the leased Equipment per month (the "Rent"). Bianfeng shall pay Rent to Shengqu on a quarterly basis.

3 RENT

3.1 In consideration of the use of Equipment by Bianfeng pursuant to this Agreement and as long as this Agreement is not terminated by the Parties hereto, Bianfeng shall pay Shengqu the Rent set forth in Section 2.4 hereof on a quarterly basis in accordance with Section 3.2, 3.3 and 3.4 below.

3.2 The Rent for each quarter shall be payable within thirty days of the last day of such quarter.

3.3 The Rent shall be paid in the currency of RMB to a bank account opened with a PRC bank by Shengqu (Shengqu shall provide Bianfeng with the details of such account).

3.4 In the event that Bianfeng fails to pay the Rent to Shengqu on the due date under this Agreement, Shengqu shall be entitled to press for payment of the Rent payable by issuing a written notice to Bianfeng. Upon receipt of such notice, Bianfeng shall thereafter pay Shengqu overdue interest on the amount outstanding. The annual rate of such overdue interest shall be the aggregate of (i) the annual interest rate for short term commercial loans published on such due date by the People`s Bank of China, and (ii) two percent (2%).

3.5 The Rent paid by Bianfeng to Shengqu under this Agreement shall be the only amounts payable by Bianfeng with respect of the leasing of the Equipment hereunder by Bianfeng. Unless otherwise expressly provided herein, Bianfeng shall not be requested nor obliged to pay any other amount to Shengqu with respect of Shengqu's leasing the Equipment to Bianfeng or the performing of the obligations hereunder by Shengqu.

4 DELIVERY OF THE EQUIPMENTS

Upon request of Bianfeng, Shengqu shall deliver the Equipment, including all

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documents necessary for the use of the Equipment, to Bianfeng in a timely manner.

5 EXTENSION OF AGREEMENT

This Agreement shall remain effective during the term hereof, which will be automatically renewed for another one (1) year upon expiration of each term unless Shengqu notifies Bianfeng of its intention not to renew thirty (30) days before the current term expires.

6 GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the PRC.

7 EXECUTION

This Agreement shall become effective upon the execution hereof by the duly authorised representative of each Party.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized signatories as of the day and year first written above.

HANGZHOU BIANFENG NETWORKING TECHNOLOGY CO., LTD.

By: ________________________
Name: Tang Jun
Title: General Manager

SHENGQU INFORMATION TECHNOLOGY (SHANGHAI) CO. LTD.

By: _________________________
Name: Chen Tianqiao
Title: Board Chairman